Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter and First Half Fiscal Year 2013 Results

Lakewood, Colorado, May 9, 2013. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for the second quarter and first half of fiscal year 2013, and updated its outlook for fiscal year 2013.

An Introduction

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. (NGVC) and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company has presented selected second quarter and first half of fiscal year 2012 results on a pro forma basis to reflect the purchase of the 45% noncontrolling interest in Boulder Vitamin Cottage Group, LLC (BVC), which owned five stores in Colorado.

Pro forma adjusted financial results and EBITDA are non-GAAP financial measures.  The Company describes the use of these non-GAAP financial measures at the end of this earnings release.  In addition, reconciliations of pro forma adjusted results and EBITDA to the comparable GAAP measures are presented in schedules to this earnings release.

Highlights for Second Quarter and First Half Fiscal Year 2013 Compared to Second Quarter and First Half Fiscal Year 2012

•                  Net sales increased 25.4% to $106.5 million in the second quarter and increased 26.6% to $202.3 million in the first half of fiscal 2013.

•                  Daily average comparable store sales increased 10.6% in the second quarter and increased 11.6% in the first half of fiscal 2013. Daily average comparable store sales removes the effect of the loss of two selling days in the second quarter of fiscal 2013 due to leap year in 2012 and the occurrence of Easter in March 2013 rather than April 2012.

•                  Net income attributable to NGVC increased 29.5% to $3.2 million with diluted earnings per share of $0.14 in the second quarter and increased 56.5% to $5.4 million with diluted earnings per share of $0.24 in the first half of fiscal 2013.

•                  Net income attributable to NGVC compared to pro forma net income attributable to NGVC (which illustrates net income as if the Company owned 100% of BVC for the comparable period in fiscal year 2012) increased 20.6% to $3.2 million for the second quarter and increased 42.1% to $5.4 million in the first half of fiscal 2013.

•                  EBITDA increased 28.3% to $8.8 million in the second quarter and increased 39.6% to $15.5 million in the first half of fiscal 2013.

“We are pleased to announce our results this quarter with continued strength in both sales and earnings growth while remaining focused on our five founding principles,” stated Kemper Isely, Co-President.

Operating Results — Second Quarter Fiscal Year 2013 Compared to Second Quarter Fiscal Year 2012

During the second quarter of fiscal 2013, net sales increased 25.4% over the same period in fiscal 2012 to $106.5 million, due to a $14.7 million increase in sales from new stores and a $6.9 million, or 8.1% increase in comparable store sales. Daily average comparable store sales increased 10.6% in the second quarter of fiscal 2013 compared to a 10.4% increase in the second quarter of fiscal 2012. The Company uses this metric to remove the effect of differences in the number of selling days in the comparable periods. The 10.6% increase in the second quarter of fiscal 2013 was driven equally by increases in daily average transaction count and average transaction size. Daily average mature store sales increased 5.8% in the second quarter of fiscal 2013. For fiscal 2013, mature stores include all stores open during or before 2008.

Gross profit during the second quarter of fiscal 2013 increased 23.9% over the same period in fiscal 2012 to $31.8 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin decreased to 29.9%, during the second quarter of fiscal 2013 from 30.2% in the second quarter of fiscal 2012, due to a shift in product mix toward products with slightly lower margins, partially offset by purchasing improvements. In addition, occupancy costs as a percentage of sales increased due to more expensive leases.

In the second quarter of fiscal 2012, all of the Company’s leases were accounted for as operating leases with rent expense included in occupancy costs. During the second quarter of fiscal 2013, seven of the Company’s stores were accounted for as capital leases. For leases accounted for as capital leases, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital lease liabilities and as interest expense. If these leases had qualified as operating leases the straight-line rent expense would have been included in occupancy costs, and the Company’s gross profit would have been approximately 40 basis points lower and interest expense would have been approximately 35 basis points lower as a percentage of sales.

Store expenses as a percentage of sales for the second quarter of fiscal 2013 decreased to 20.8% from 21.2% of sales during the same period in fiscal 2012. The decrease was primarily driven by a decrease in salary related expenses at comparable stores, partially offset by an increase in salary related expenses at new stores, all as a percentage of related sales.

Administrative expenses as a percentage of sales decreased 20 basis points, quarter over quarter, as a result of the Company’s ability to support additional store investments and sales without proportionate investments in overhead.

Pre-opening and relocation expenses as a percentage of sales increased 20 basis points, quarter over quarter, primarily due to the increased number, and the timing of new store openings in fiscal 2013.

Interest expense as a percent of sales increased 20 basis points, quarter over quarter, due to capital leases partially offset by the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest in the second quarter of fiscal 2013. The prior comparable quarter included $293,000 of net income attributable to noncontrolling interest.

Net income attributable to NGVC increased to $3.2 million for the second quarter of fiscal 2013, a 29.5% increase compared to the same period in fiscal 2012. Net income attributable to NGVC increased 20.6% compared to pro forma net income attributable to NGVC in the second quarter of fiscal 2012.

EBITDA increased $1.9 million or 28.3%, to $8.8 million or 8.2% of sales for the second quarter of fiscal 2013 compared to $6.8 million or 8.0% of sales in the same period in fiscal 2012. The new stores that were accounted for as capital leases rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 55 basis points, due to the impact on gross profit as discussed above as well as occupancy costs that would have been included in pre-opening expenses.

Operating Results — First Half Fiscal Year 2013 Compared to First Half Fiscal Year 2012

During the first half of fiscal 2013, net sales increased 26.6% over the same period in fiscal 2012 to $202.3 million, due to a $26.0 million increase in sales from new stores and a $16.5 million, or 10.4% increase in comparable store sales. Daily average comparable store sales increased 11.6% in the first half of fiscal 2013 compared to a 9.6% increase in the first half of fiscal 2012. The Company uses this metric to remove the effect of differences in the number of selling days in the comparable periods. The 11.6% increase in the first half of fiscal 2013 compared to the first half of fiscal 2012 is due to a 6.6% increase in daily average transaction count and a 4.7% increase in average transaction size. Daily average mature store sales increased 6.9%, in the first half of fiscal 2013. For fiscal 2013, mature stores include all stores open during or before 2008.

Gross profit during the first half of fiscal 2013 increased 26.2% over the same period in fiscal 2012 to $59.7 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin decreased to 29.5% during the first half of fiscal 2013 from 29.6% in the first half of fiscal 2012 for two reasons. The first reason was a shift in product mix toward products with slightly lower margins, offset by purchasing improvements. The second reason was a decrease in product margin for bulk products due to increased production costs as a result of the relocation to a larger bulk food repackaging and distribution center in September 2012. In addition, occupancy costs as a percentage of sales increased due to more expensive leases.

In the first half of fiscal 2012, all of the Company’s leases were accounted for as operating leases with rent expense included in occupancy costs. During the first half of fiscal 2013, seven of the Company’s stores were accounted for as capital leases. For leases accounted for as capital leases, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital lease liabilities and as interest expense. If these leases had qualified as operating leases the straight-line rent expense would have been included in occupancy costs, and the Company’s gross profit would have been approximately 35 basis points lower and interest expense would have been  approximately 30 basis points lower as a percentage of sales.

Store expenses as a percentage of sales for the first half of fiscal 2013 decreased to 20.9% from 21.6% of sales during the same period in fiscal 2012. The decrease was primarily driven by a decrease in salary related expenses as a percent of sales at comparable stores.

Administrative expenses as a percentage of sales decreased 20 basis points, first half over first half, as a result of the Company’s ability to support additional store investments and sales without proportionate investments in overhead.

Pre-opening and relocation expenses as a percentage of sales increased 20 basis points, first half over first half, primarily due to the increased number, and the timing of new store openings in fiscal 2013.

Interest expense as a percentage of sales increased ten basis points, first half over first half, due to capital leases partially offset by the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest in the first half of fiscal 2013. The prior comparable period included $562,000 of net income attributable to noncontrolling interest.

Net income attributable to NGVC increased to $5.4 million for the first half of fiscal 2013, a 56.5% increase compared to the same period in fiscal 2012. Net income attributable to NGVC increased 42.1% compared to pro forma net income attributable to NGVC in the first half of fiscal 2012.

EBITDA increased $4.4 million or 39.6%, to $15.5 million or 7.7% of sales in the first half of fiscal 2013 compared to $11.1 million or 7.0% of sales in the same period in fiscal 2012. The new stores that were accounted for as capital leases rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 45 basis points, due to the impact on gross profit as discussed above as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

During the first half of fiscal 2013 the Company generated $10.7 million in cash from operating activities and invested $17.7 million in capital expenditures, primarily for new stores.

The Company ended the second quarter of fiscal 2013 with $9.5 million in cash and cash equivalents, $500,000 in restricted cash and $1.8 million in available for sale securities, as well as $15.0 million available under the revolving credit facility.

The Company was deemed to be the owner during the construction period for five build-to-suit store locations. Two opened during the fourth quarter of fiscal 2012, two opened during the first quarter of fiscal 2013 and one opened during the second quarter of fiscal 2013. In addition, the Company has two stores which are accounted for as capital leases. Both opened during the second quarter of fiscal 2013.

Growth and Development

During the second quarter of fiscal 2013, the Company opened four new stores, bringing the total store count to 65 stores located in 13 states.

The Company plans to open 13 stores in fiscal year 2013 and expects to relocate one and remodel two existing stores. On April 23, 2013 the Company opened its first store of the third quarter in Kalispell, MT.

The Company has signed leases for the remaining six stores planned to open in fiscal year 2013 and four stores planned to open in fiscal year 2014. Leases have been signed for locations in Idaho Falls, ID; Shawnee and Topeka, KS; Omaha, NE; Tulsa, OK; Beaverton, Bend, Gresham and Salem, OR; and Wichita Falls, TX.

Outlook Fiscal Year 2013

The following table provides information on the Company’s updated fiscal year 2013 outlook.

	Prior Fiscal 2013 Outlook	Current Fiscal 2013 Outlook		First Half FY’13 Actual
Number of new stores	12	13		6
Number of remodels/relocations	3	*		—
Daily average comparable store sales growth	8.0% to 9.0%	8.5% to 9.5%		11.6%
EBITDA percent of sales	7.2% to 7.4%	7.3% to 7.5%		7.7%
Net income percent of sales	2.5% to 2.7%	*		2.7%
Diluted earnings per share	$0.46 to $0.49	*		$0.24
Capital expenditures	$25 to $30 mil	$28 to $33 mil	(1)	$17.7mil	(2)

* No change from prior outlook.

(1)         Reflects opening 13 stores in fiscal 2013 compared to prior outlook of 12 stores and increased capital expenditures on the three remodels/relocations planned for the second half of fiscal 2013.

(2)         Includes $5.0 million of capital expenditures for assets acquired as of September 30, 2012 but paid during the first half of fiscal 2013, primarily for new stores.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is US: 1-800-860-2442; Canada: 1-866-605-3852 or international: 1-412-858-4600. The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has over 65 stores in 13 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements because of factors such as our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the year-ended September 30, 2012, as amended by Form 10-K/A (Form 10-K) and our subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K and our subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net sales	$106,484,819	84,907,259	202,316,167	159,745,878
Cost of goods sold and occupancy costs	74,668,098	59,223,589	142,662,598	112,462,998
Gross profit	31,816,721	25,683,670	59,653,569	47,282,880
Store expenses	22,162,828	18,028,062	42,365,511	34,467,921
Administrative expenses	3,341,579	2,812,256	6,667,607	5,524,926
Pre-opening and relocation expenses	796,304	426,728	1,315,290	853,631
	26,300,711	21,267,046	50,348,408	40,846,478
Operating income	5,516,010	4,416,624	9,305,161	6,436,402
Other income (expense):
Dividends and interest income	2,450	2,329	4,639	4,011
Interest expense	(401,361)	(154,928)	(656,463)	(330,127)
Total other expense	(398,911)	(152,599)	(651,824)	(326,116)
Income before income taxes	5,117,099	4,264,025	8,653,337	6,110,286
Provision for income taxes	(1,899,901)	(1,486,443)	(3,214,739)	(2,072,705)
Net income	3,217,198	2,777,582	5,438,598	4,037,581
Net income attributable to noncontrolling interest	—	(292,503)	—	(562,189)
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$3,217,198	2,485,079	5,438,598	3,475,392
Net income attributable to Natural Grocers by Vitamin Cottage, Inc. per common share:
Basic	$0.14	0.11	0.24	0.16
Diluted	$0.14	0.11	0.24	0.16
Weighted average common shares outstanding:
Basic	22,393,993	22,372,184	22,382,969	22,372,184
Diluted	22,441,445	22,372,184	22,437,183	22,372,184

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$9,497,330	17,290,948
Restricted cash	500,000	—
Short term investments — available-for-sale securities	1,828,715	777,445
Accounts receivable, net	1,483,034	1,755,142
Merchandise inventory	42,536,486	37,543,861
Prepaid expenses and other assets	885,025	696,364
Deferred income tax assets	1,007,314	842,963
Total current assets	57,737,904	58,906,723
Property and equipment, net	85,649,939	64,602,743
Other assets:
Long-term investments — available-for-sale securities	—	973,729
Deposits and other assets	201,268	196,365
Goodwill	511,029	511,029
Deferred financing costs, net	42,207	54,643
Other intangibles, net of accumulated amortization of $654,187 and $626,609, respectively	388,886	416,464
Total other assets	1,143,390	2,152,230
Total assets	$144,531,233	125,661,696
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,319,211	26,031,756
Accrued expenses	9,519,631	7,783,430
Note payable — related party, current portion	154,135	260,187
Capital lease finance obligation, current portion	48,859	11,884
Capital lease obligation, current portion	150,009	—
Total current liabilities	36,191,845	34,087,257
Long-term liabilities:
Capital lease finance obligation, net of current portion	11,121,679	4,168,700
Capital lease finance obligation for assets under construction	—	1,345,258
Capital lease obligation, net of current portion	4,696,557	—
Deferred income tax liabilities	4,959,413	4,143,351
Deferred rent	3,939,604	3,618,233
Leasehold incentives	4,988,422	5,327,408
Note payable — related party, net of current portion	—	22,312
Total long-term liabilities	29,705,675	18,625,262
Total liabilities	65,897,520	52,712,519
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,401,924 and 22,372,184 issued and outstanding at March 31, 2013 and September 30, 2012, respectively	22,402	22,372
Additional paid in capital	52,918,503	52,675,925
Accumulated other comprehensive loss	(366)	(3,696)
Retained earnings	25,693,174	20,254,576
Total stockholders’ equity	78,633,713	72,949,177
Total liabilities and stockholders’ equity	$144,531,233	125,661,696

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended March 31,
	2013	2012
Operating activities:
Net income	$5,438,598	4,037,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,225,368	4,688,997
Gain on disposal of property and equipment	(2,474)	—
Stock-based compensation	43,445	—
Deferred income tax expense	651,711	499,622
Excess tax benefit from stock-based compensation	(210,935)	—
Amortization of deferred financing costs	30,618	22,424
Interest accrued on investments and amortization of premium	12,156	—
Other amortization	25,578	33,918
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	272,108	43,936
Income tax receivable	—	1,660,655
Merchandise inventory	(4,992,625)	(3,792,414)
Prepaid expenses and other assets	(193,564)	(213,413)
Increase (decrease) in:
Accounts payable	1,338,858	3,559,122
Accrued expenses	2,072,136	2,266,112
Deferred rent and lease incentives	(17,615)	1,124,154
Net cash provided by operating activities	10,693,363	13,930,694
Investing activities:
Acquisition of property and equipment	(17,667,475)	(8,203,767)
Proceeds from sale of property and equipment	2,474	—
Purchase of available-for-sale securities	(426,367)	—
Proceeds from maturity of available-for-sale securities	340,000	—
Increase in restricted cash	(500,000)
Notes receivable, related party—insurance premiums	—	(3,346)
Increase in split-dollar life insurance premiums	—	(81,991)
Net cash used in investing activities	(18,251,368)	(8,289,104)
Financing activities:
Repayments under credit facility	—	(1,833,338)
Repayments under note payable, related party	(128,364)	(277,397)
Distributions to noncontrolling interests	—	(450,000)
Capital lease finance obligation payments	(31,810)	—
Excess tax benefit from stock-based compensation	210,935	—
Equity issuance costs	(268,192)	—
Loan fees paid	(18,182)	(4,049)
Net cash used in financing activities	(235,613)	(2,564,784)
Net (decrease) increase in cash and cash equivalents	(7,793,618)	3,076,806
Cash and cash equivalents, beginning of the period	17,290,948	377,549
Cash and cash equivalents, end of the period	$9,497,330	3,454,355
Supplemental disclosures of cash flow information:
Cash paid for interest, net of capitalized interest of none and $9,200, respectively	$6,111	336,668
Cash paid for interest on capital lease finance obligations	619,392	—
Income taxes paid	1,948,050	519,231
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$4,087,186	1,392,439
Property acquired through capital lease finance obligations	5,657,626	—
Property acquired through capital lease obligations	4,865,446	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

In addition to reporting financial results in accordance with GAAP, the Company provides information regarding pro forma net income, EBITDA and additional information about its operating results.  These measures are not in accordance with, or an alternative to GAAP (non-GAAP). The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines pro forma net income as what net income would have been had it owned 100% of BVC for all periods presented. The Company defines EBITDA as net income attributable to Natural Grocers by Vitamin Cottage, Inc. before interest expense, provision for income tax, net income attributable to the noncontrolling interest and depreciation and amortization.

The following is a tabular presentation of the non-GAAP financial measures, including reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income and EBITDA.

Pro Forma Statement of Income Data

In connection with the IPO in July 2012, the Company purchased the 45% noncontrolling interest in BVC, not previously owned by the Company. Prior to the purchase of the noncontrolling interest, the Company held a controlling 55% interest in BVC. As such, the consolidated statement of income includes the revenues and expenses of BVC for the three and six months ended March 31, 2012 as required by GAAP. 45% of BVC’s net income has previously been reported as net income attributable to noncontrolling interest in the Company’s consolidated statement of income for the three and six months ended March 31, 2012 in which it did not own 100% of BVC. The pro forma financial data presented below illustrates what net income would have been had the Company owned 100% of BVC for the three and six months ended March 31, 2012. The Company’s effective tax rate increased as a result of the BVC acquisition, as the income attributable to the noncontrolling interest was nontaxable income prior to the BVC acquisition but is included in taxable income after the acquisition.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income for the three and six months ended March 31, 2012:

	Three months ended March 31, 2012	Six months ended March 31, 2012
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,485,079	3,475,392
Net income attributable to noncontrolling interest	292,503	562,189
Net income	2,777,582	4,037,581
Provision for income taxes	1,486,443	2,072,705
Income before income taxes	4,264,025	6,110,286
Pro forma provision for income taxes	(1,595,920)	(2,282,732)
Pro forma net income	$2,668,105	3,827,554
Per Share Data:
Pro forma net income per common share
Basic	$0.12	0.17
Diluted	$0.12	0.17

EBITDA

EBITDA is not a measure of financial performance under GAAP. The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA is a measure in the Company’s debt covenants under the credit facility, and incentive compensation plans base incentive compensation payments on EBITDA performance. Furthermore, investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable base for comparing ongoing results of operations. Many investors are interested in understanding the performance of the business by comparing the Company’s results from ongoing operations period over period and would ordinarily add back non-cash expenses such as depreciation and amortization as well as items that are not part of normal day-to-day operations of business such as interest expense and income taxes. By providing this non-GAAP financial measure, together with a reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc., the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives. The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements of the Company as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to EBITDA:

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$3,217,198	2,485,079	5,438,598	3,475,392
Net income attributable to noncontrolling interest	—	292,503	—	562,189
Net income	3,217,198	2,777,582	5,438,598	4,037,581
Interest expense	401,361	154,928	656,463	330,127
Provision for income taxes	1,899,901	1,486,443	3,214,739	2,072,705
Depreciation and amortization	3,233,681	2,403,976	6,225,368	4,688,997
EBITDA	$8,752,141	6,822,929	15,535,168	11,129,410